Exhibit 4.74

Supplementary Agreement to Web Layout Copyright License Agreement (No.1)

This Supplementary Agreement to Web Layout Copyright License Agreement (the “Agreement”) is entered into by and between the following parties on September 6, 2011 in Beijing:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing
Party B:	Beijing BaiduPay Science and Technology Co., Ltd.
Address:	Room 301, 3/F, Block D, Jia No. 18 Zhongguancun South Street, Haidian District, Beijing

WHEREAS:

(1)     The parties entered into the Web Layout Copyright License Agreement (the “Original Agreement”). Through friendly negotiation, the parties agree to make supplementary agreement to the Original Agreement as follows:

a. Section 6.1 is amended as “This Agreement shall be executed and effective as of the date first set forth above. The term of this Agreement shall be permanent, unless otherwise provided herein.”

b. Section 6.2 is deleted.

c. The parties agree and confirm that “This Agreement constitutes an integral part of the Original Agreement. This Agreement shall prevail in the event of any divergence between this Agreement and the Original Agreement. With respect to any matters that are not provided for under this Agreement, the Original Agreement shall apply.”

(2)     This Agreement shall be effective upon the execution by the parties;

(3)     This Agreement shall be executed in two originals, each party holding one original. Both originals shall have the same legal effect.

[Signature Page Follows]

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Signature of Authorized representative:

Seal: /s/ Baidu Online Network Technology (Beijing) Co., Ltd.

Party B: Beijing BaiduPay Science and Technology Co., Ltd.

Signature of Authorized representative:

Seal: /s/ Beijing BaiduPay Science and Technology Co., Ltd.

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